Exhibit 99.1

Latitude 360 Reaches Settlement Agreement with EPR Properties

Latitude 360 will seek to re-focus on brand expansion and establishment of new locations nationwide

NEW YORK, NY--(Marketwired – January 7, 2016) - Pursuant to a settlement agreement and a full release of all liabilities with 30 West Pershing, LLC, Latitude 360, Inc. (OTCQB: LATX) (www.latitude360.com), the "ultimate upscale multi-dimensional entertainment eatery," has closed its Indianapolis, Indiana, and Jacksonville, Florida, venues.

CEO Brent Brown stated, "We want to thank these communities for their support and loyalty over the years as Latitude 360 developed and refined our award-winning concept. Although there is disappointment in closing these two locations, our brand and concept remain strong and we feel that this settlement will providethe company the opportunityto expand the Latitude 360 brand to multiple new locations across the country. We will always cherish the memories and great times we had with our guests in Jacksonville and Indianapolis."

"This settlement will allow our company to improve its balance sheet and position ourselves for planned future growth,” says Latitude 360 CFO Alan Greenstein.

ABOUT LATITUDE 360

Latitude 360 (OTCQB: LATX) is an award-winning pioneer of combining premier upscale casual dining with state-of-the-art entertainment in unique venues. The Company develops, constructs and operates cutting-edge Latitude 360 venues that appeal to a broad base of consumers and corporate clients. Its unique 360 EXPERIENCE fuses the magic of exceptional food and beverage with multiple entertainment options in upscale, contemporary-designed venues. Latitude 360's "360 Experience" provides a dining and entertainment experience unlike any concept in the world.

Safe Harbor Statement
This press release contains "forward-looking statements." Such statements include those related to the company's expectations about future events or financial performance, including anticipated growth opportunities and access to capital, and are not historical facts. Forward-looking statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Such statements are not guarantees of future performance, are based on certain assumptions, and are also subject to various known and unknown risks and uncertainties, many of which are beyond the control of the company. Actual results may differ materially from the expectations contained in forward-looking statements. The company does not undertake any obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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